Exhibit 99.5

April 18, 2012

Board of Directors

VIST Financial Corp.

1240 Broadcasting Road

Wyomissing, PA 19610

Re:          Form S-4 of Tompkins Financial Corporation

Members of the Board:

Reference is made to our opinion letter, dated January 24, 2012, with respect to the fairness, from a financial point of view, to the holders of the common stock of VIST Financial Corp. (“VIST”) of the right to receive the per share consideration to be paid by Tompkins Financial Corporation (“TMP”) in connection with the merger of VIST with and into TMP pursuant to an Agreement and Plan of Merger between VIST and TMP.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of VIST in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that TMP has determined to include our opinion in the above-referenced Registration Statement.  Our opinion is not intended to, and may not, be relied upon by VIST, TMP or their respective stockholders.

In that regard, we hereby consent to the use of our opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 and to the reference to our firm name under the captions “Summary — Opinion of VIST’s Financial Advisor”, “Risk Factors — Risks Relating to VIST and Tompkins Shareholders in Connection with the Merger”, “The Merger — Background and Negotiation of the Merger”, “The Merger — VIST’s Reasons for the Merger” and, “The Merger — Opinion of VIST’s Financial Advisor” in such Proxy Statement/Prospectus.  In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED